Exhibit 99.1

For Immediate Release:

American Seafoods Group

For further information contact:

Brad Bodenman or Amy Wallace

Phone: 206.374.1515/fax: 206.374.1516

Email to: brad.bodenman@americanseafoods.com or amy.wallace@americanseafoods.com

Seattle, WA – Friday, May 9, 2003 – American Seafoods Group LLC today announced its results for the first quarter and year ended March 31, 2003. Net sales increased 31.5% for the quarter to $109.7 million compared to $83.4 million during the same period in the prior year. EBITDA (earnings before net interest expense, income tax benefit or provision, depreciation, amortization, unrealized foreign exchange gains or losses and non-cash equity-based compensation) increased 10.2% for the quarter to $37.9 million compared to $34.4 million during the same period in the prior year. Net income increased $3.0 million for the quarter to $23.6 million compared to net income of $20.6 million during the same period in the prior year. The results as of March 31, 2002 included a loss of $0.4 million related to Pacific Longline Company LLC, which we distributed to our parent as part of our recapitalization in April 2002.

Increases in net sales and EBITDA for the quarter compared to the prior year period are largely due to the acquisition of Southern Pride Catfish that was completed on December 16, 2002. Pollock production increased for the quarter reflecting higher recovery rates for flesh and roe products and slight increases in fish purchased from Alaska community development groups and the 2003 total allowable catch for U.S. Bering Sea pollock fishery. Pricing achieved, through March 31, 2003, for the Company’s A-season pollock roe, surimi and fillet block products are, on a grade mix-adjusted basis, in line with those achieved during the A-season of 2002.

“We are pleased with our A-season pollock harvesting results. This season we achieved good recovery rates along with increases in fish purchases from Alaska community development groups,” remarked Bernt O. Bodal, Chairman and Chief Executive Officer. “We also continue to see results from our newly acquired Southern Pride Catfish operations that are in line with our expectations and acquisition rationale.”

American Seafoods will host its conference call in conjunction with the release of the first quarter financial results live on Friday, May 9th at 10:00 am PST (1:00 pm EST). Participants must call in by 10:00 am PST in order to assure their place in the conference. In order to participate, call (888) 855-5428 and enter access code 190425. We expect the call to start no later than 10:15 am PST. There will also be a replay of the conference call available for 30 days by dialing (888) 203-1112 and entering access code 190425.

American Seafoods Group LLC is a world leader in the harvesting, processing, preparation and supply of quality seafood. Harvesting a variety of fish species, the Company processes seafood into an array of finished products, both on board its state-of-the-art fleet of vessels and at its HACCP-approved production facilities located in both Massachusetts and Alabama. The company produces a diverse range of fillet, surimi, roe and block-cut product offerings, made from Alaska pollock, Pacific cod, sea scallops, and U.S. farm raised catfish. Finished products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide. For more information, please visit us at www.americanseafoods.com or www.americanprideseafoods.com.

This press release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this press release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Company expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Company’s control and could cause actual results to differ materially from such statements.

American Seafoods Group LLC

Financial Highlights

(Unaudited, dollars in thousands)

	Quarter Ended March 31,
	2002	2003	Change
Statement of Operations Data:
Net sales	$83,401	$109,651	31.5%
Cost of sales, including depreciation expense of $4,516 and $5,040, respectively	42,012	62,323

Gross profit	41,389	47,328	14.3%
Gross margin	49.6%	43.2%
Selling, general and administration expenses	12,367	14,528
Depreciation and amortization (1)	1,699	1,852

Operating income (loss)	27,323	30,948	13.3%
Interest expense, net	(7,261)	(9,469)
Foreign exchange gains, net	935	2,111
Other	3	22

Net income from continuing operations	21,000	23,612	12.4%
Discontinued operations	(445)	—

Net Income	20,555	23,612	14.9%
EBITDA calculations:
Net Income from continuing operations	21,000	23,612
Interest expense, Net	7,261	9,469
Income tax (benefit) provision	29	10
Depreciation and amortization	6,215	6,892
Unrealized foreign exchange (gains) losses, net	(757)	(2,305)
Non-cash equity-based compensation expense	616	179

EBITDA (2)	34,364	37,857	10.2%
EBITDA margin	41.2%	34.5%

Balance Sheet Data:
Cash and cash equivalents	$6,752	$5,596
Inventories	54,952	58,852
Property, vessels and equipment, net	236,475	236,385
Cooperative rights and goodwill, net	120,335	124,150
Total assets	521,860	566,780
Total debt	196,312	544,249

Other Data (quarter ended):
Capital expenditures	$1,527	$3,229
Pollock Production (metric tons)	35,172	38,036
Pollock Sales (metric tons)	13,659	12,948

(1)	Amortization of cooperative rights and intangibles, goodwill and depreciation of other assets.
(2)	EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles. We include EBITDA because we understand it is used by some investors to determine a company’s historical ability to service indebtedness and fund ongoing capital expenditures. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA presented by us may not be comparable to EBITDA as reported by other companies. Reconciliation of EBITDA to cash flow from operating activities is as follows:

EBITDA	$34,364	$37,857
Cash interest expense	(5,087)	(8,220)
Gain on settlement of interest hedging derivative	—	(993)
Net change in operating assets and liabilities	(12,346)	(29,884)
Other	(29)	(10)

Cash flows from operating activities	16,902	(1,250)